Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2017, relating to the consolidated financial statements of Adverum Biotechnologies, Inc. and its subsidiaries appearing in the Annual Report on Form 10-K of Adverum Biotechnologies, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP
San Jose, CA
June 2, 2017